Exhibit 99

THE DOLAN COMPANY REPORTS SECOND QUARTER 2012 RESULTS

•	Second quarter revenues decreased 6.8% year-over-year to $63.8 million

•	Net income attributable to The Dolan Company was $4.9 million, or $0.16 per diluted share

•	Cash earnings were $2.6 million, or $0.09 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $10.1 million (See “Non-GAAP Financial Measures” below)

•	Free cash flow was $14.5 million (See “Non-GAAP Financial Measures” below)

•	Company revises guidance for 2012

MINNEAPOLIS, MN – August 1, 2012 – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended June 30, 2012.

“The second quarter was challenging for our two largest processing businesses,” said James P. Dolan, chairman, chief executive officer and president. “We continue to anticipate the backlog of pending and future mortgage foreclosures that we believe will work its way through the system. And our e-discovery business showed only single-digit growth because of lumpiness of revenues from larger clients due to timing of matters. However, as a result of new matters that are starting to be processed and our current pipeline, we believe our e-discovery business will be stronger in the second half of this year.”

“Our Business Information segment tracked to our expectations and had a solid second quarter,” Dolan said. “The public notice advertising business showed modest growth while margins for the entire segment increased sharply compared to last year as a result of our employees’ hard work reorganizing and centralizing certain parts of the division.”

Dolan said that during the quarter the pace of new mortgage default referrals had not yet changed materially. “Although we see signs of progress among the major mortgage servicers, we believe the required new procedures at the state and federal level, as well as political considerations, may be temporarily slowing the pace of new default referrals. However, we are encouraged that meaningful price increases instituted by Fannie Mae last week should benefit our law firm partners and the mortgage default processing industry going forward. We continue to view the default referral situation as deferred business, and believe that our National Default Exchange, or NDeX, is well positioned to gain market share and be the provider of choice for mortgage default services as the pace of default referrals improves,” Dolan said.

“Meanwhile, we experienced some challenges in our other processing segment, Litigation Support Services. Revenues for this segment increased by 3% during the second quarter, including 6% growth in our e-discovery business. However, given the current pipeline of new business, we believe we will see stronger second-half revenue from our e-discovery segment given new matters we have recently won. In fact, within the past 90 days, we have added three new clients that are S&P 100 companies. We are pleased that we continue to add very large and important companies as new clients, and we are optimistic about the revenue potential of those clients as they start to ramp over the next year,” Dolan said.

“Within our Business Information Division, we continue to see benefits from the good work by our management team. Although revenue for the segment was down 3% in the second quarter, we saw higher margins, lower operating costs, and overall operating income improvement of 31%. The division has centralized some of its operations and implemented work-sharing arrangements in which our local companies support each other more actively to achieve real savings,” Dolan said. He noted that public notice advertising revenue increased modestly during the quarter, which is the first year-over-year growth the company had seen in this revenue category in seven quarters.

“Due primarily to purchase accounting adjustments related to previous acquisitions, in the second quarter, our total operating expense was reduced by $10.4 million on a non-recurring basis, to $52.4 million. Excluding the impact of these adjustments, total operating expenses would have been $62.8 million, down slightly from $63.0 million for the second quarter of last year,” Dolan added.

“Overall, we believe our revenue challenges are short-term in nature and we are focused on finding growth opportunities throughout our businesses while being very mindful of costs. We have taken important steps to position ourselves for a better future in each of our businesses and remain optimistic about a resumption of growth in our default processing business and a re-acceleration of growth in our e-discovery business,” Dolan said.

Full Year 2012 Guidance

Based on second quarter results and the outlook for the remainder of 2012, the company is revising its full-year financial guidance as follows:

2012 Financial Guidance (dollars in millions, except per share numbers)
Total revenues	$265 – $278
Adjusted EBITDA	$43 – $51
Net income attributable to The Dolan Company per diluted share	$0.23 – $0.38
Cash earnings per diluted share	$0.49 – $0.63

This guidance presumes the following: 1) a modest increase in second half default mortgage processing servicing revenue due to modest increases in file volumes and service fee increases; 2) non-controlling interest of ($0.2)-$0.4 million; 3) interest expense of $8.2-$8.7 million; 4) cash distributions to holders of non-controlling interest of $0; 5) tax rate of 41.6%-42.1%; and 6) fully diluted shares outstanding of 30.4 million.

This guidance presumes no acquisitions for the remainder of 2012. It also assumes that there will be no additional material effect on results of operations from foreclosure-related government legislation, programs, investigations, litigation, or settlements, or from lender-based programs or halts. These include, but are not limited to, legislation, programs, and other matters detailed in “Regulatory Environment” and “Risk Factors” in the company’s 2011 Form 10-K, filed March 9, 2012, with the U.S. Securities and Exchange Commission.

Second Quarter 2012

Financial results for the three months ended June 30, 2012, and 2011 are as follows:

Dollars in thousands, except per share data	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$63,763	$68,387	(6.8)%
Professional Services Division revenues	44,310	48,416	(8.5)%
Business Information Division revenues	19,453	19,971	(2.6)%
Operating income (1)	11,978	5,785	107.1%
Net income attributable to The Dolan Company	4,917	2,572	91.2%
Adjusted EBITDA *	10,085	12,972	(22.3)%
Income from continuing operations attributable to The Dolan Company per diluted share	$0.16	$0.09	77.8%
Cash earnings *	2,640	5,983	(55.9)%
Cash earnings per diluted share *	$0.09	$0.20	(55.0)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of its performance.
(1)	2012 includes fair value and other adjustments on earnout liabilities in the amount of $10.4 million

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. National Default Exchange or NDeX, is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data hosting and processing services, to major corporations and law firms.

Division revenues for the second quarter were $44.3 million, a decline of 8.5% from $48.4 million in the second quarter of 2011. The decline was primarily the result of lower NDeX file volume.

NDeX received 63,100 mortgage default files for processing during the second quarter and generated $28.1 million in revenues. This compares to 80,800 files received for processing and $32.7 million in revenues in the second quarter of 2011. The total number of foreclosure files received in the second quarter decreased by 16% from last year.

Litigation Support contributed $16.2 million in revenues during the second quarter of 2012, an increase of 3.1%, with the e-discovery business growing 6.4% during the quarter.

Direct operating expenses within the Professional Services Division were down roughly 6% during the quarter as lower volumes and cost reduction efforts at NDeX were offset, in part, by the addition of ACT and investments in DiscoverReady. Selling, general and administrative expenses increased 10.8% on a year-over-year basis to $16.7 million. Once again, a modest decrease at NDeX was offset by the additional expense associated with the addition of ACT Litigation Services and investments in DiscoverReady. Excluding the impact of fair value and other adjustments on earn-out liabilities, total Professional Services Division operating expenses as a percentage of division revenues increased to 98.7% for the quarter, from 87.5% in the second quarter of 2011. The increase in operating expense was the result of negative operating leverage due to the revenue declines at NDeX, and lower than expected revenue at DiscoverReady.

Business Information Division Results

The Business Information Division produces print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in about 20 geographic markets across the United States.

Business Information Division revenues for the second quarter of 2012 were $19.5 million, a 2.6% decrease from $20.0 million in the second quarter of 2011. The decline in revenue reflected slightly slower display and advertising revenue, partially offset by modestly higher public notice revenue. This is the third consecutive quarter of sequential public notice revenue growth. The company attributes that to modest improvement in the public notice geographies served.

Total operating expenses within the Business Information Division were $17.0 million during the second quarter of 2012, down 5.9% from last year. The reduction in expenses reflected the reorganization and centralization efforts implemented by senior management last year. For the second quarter of 2012, direct operating expenses decreased 6.5% to $7.3 million while selling, general and administrative expenses for the division declined by 3.6% to $8.6 million.

Balance Sheet and Liquidity

As of June 30, 2012, the company held $1.2 million of cash and cash equivalents, compared to $0.8 million at the end of 2011. During the second quarter of 2012, the company generated $15.8 million of cash from operating activities and $14.5 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Deferred acquisition payments, primarily as a result of the ACT acquisition, were $14.4 million in the second quarter. Quarterly capital expenditures were $1.2 million. Days sales outstanding were 100.7 for the second quarter of 2012, which was up slightly from 99.1 days at the end of 2011, but down from 106.4 days at the end of the first quarter of 2012.

Total debt outstanding at the end of the second quarter was $172.1 million, of which $42.5 million was under a term loan facility. Net debt was $170.9 million, down $4.7 million from the end of 2011. At June 30, 2012, the combined weighted-average interest rate on the company’s credit facilities was 3.7%. The leverage ratio at the end of the quarter was 3.3 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 3.0 times as of March 31, 2012, but within the maximum of 3.5 times allowed for the quarter in the senior debt covenants.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of noncontrolling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: noncontrolling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of income from continuing operations to adjusted EBITDA (in thousands):

	Three Months Ended June 30,
	2012	2011
Income from continuing operations	$5,571	$2,864
Interest expense, net	1,991	1,365
Income tax expense	4,416	1,950
Amortization of intangibles	4,958	4,326
Depreciation expense	1,998	1,785
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	1,100	1,187
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(9,883)	28
Non-recurring income	(520)	(394)
Net distributions to holders of non-controlling interest	77	(516)

Adjusted EBITDA	$10,085	$12,972

The following is a reconciliation of income from continuing operations to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended June 30,
	2012	2011
Income from continuing operations	$5,571	$2,864
Noncontrolling interests	(626)	(168)
Non-cash compensation expense	1,100	1,187
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(9,883)	28
Amortization of intangibles	4,958	4,326
Amortization of Detroit Legal News Publishing intangible	377	377
Non-recurring income	(520)	(394)
Adjustment to income tax expense related to reconciling items at effective tax rate	1,663	(2,237)

Cash earnings	$2,640	$5,983

Income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$0.16	$0.09

Cash earnings per diluted share	$0.09	$0.20

Weighted average diluted shares outstanding	30,356	30,211

Conference Call

The company has scheduled a conference call for Wednesday, August 1st, at 8:30 a.m. U.S. Eastern Standard Time (7:30 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, and the passcode is 7919 254#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-K is available via its Web site at www.thedolancompany.com, or investors can request a hard copy of the 10-K free of charge upon request.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “view,” “continue,” “to come,” “will,” “may,” “optimistic,” “guidance,” “estimate,” “assume,” “pursue,” “outlook,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly in California) decreases or fails to increase, or if one or more of our law firm customers fails to pay us for our mortgage default processing services, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and halts by servicers or lenders, as well as governmental investigations, enforcement actions, litigation, court orders and settlements may have an adverse effect on our mortgage default processing services and public notice operations; our efforts to grow our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; a failure to comply with covenants under our debt instruments could result in acceleration of debt or an inability to access availability under our credit facility; we depend on our senior management team and other key leaders of our business segments and our operation and growth may be negatively impacted if we lose any of their services; revenues of our subsidiaries NDeX and DiscoverReady have been concentrated among a few customers, thus the loss of business from our top customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

The Dolan Company

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,156	$752
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,447 and $1,416 as of June 30, 2012, and December 31, 2011, respectively)	64,927	72,117
Unbilled pass-through costs	3,946	4,317
Prepaid expenses and other current assets	3,940	3,976
Income tax receivable	733	1,968
Assets held for sale	269	257

Total current assets	74,971	83,387
Accounts receivable, long-term	2,251	2,500
Investments	11,462	11,901
Property and equipment, net	18,278	19,263
Finite-lived intangible assets, net	203,022	212,950
Indefinite-lived intangible assets	283,039	283,039
Other assets	2,632	2,563

Total assets	$595,655	$615,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,831	$7,667
Accounts payable	17,071	18,759
Accrued pass-through liabilities	8,407	8,820
Accrued compensation	6,298	5,189
Accrued liabilities	6,195	5,588
Due to sellers of acquired businesses	8,050	20,403
Deferred revenue	18,944	20,290

Total current liabilities	72,796	86,716
Long-term debt, less current portion	164,251	168,724
Deferred income taxes	25,941	20,739
Due to sellers of acquired businesses	—	12,687
Other liabilities	7,362	7,319

Total liabilities	270,350	296,185

Redeemable noncontrolling interest	9,174	12,726

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,983,477 and 30,576,597 shares as of June 30, 2012, and December 31, 2011, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,151)	(1,285)
Additional paid-in capital	298,695	294,476
Retained earnings	18,557	13,471

Total stockholders’ equity	316,131	306,692

Total liabilities and stockholders’ equity	$595,655	$615,603

The Dolan Company

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Professional Services	$44,310	$48,416	$92,215	$100,372
Business Information	19,453	19,971	38,270	39,767

Total revenues	63,763	68,387	130,485	140,139

Operating expenses
Direct operating: Professional Services	21,643	22,936	45,060	46,438
Direct operating: Business Information	7,284	7,789	14,452	15,598
Selling, general and administrative	26,904	26,179	54,547	52,998
Amortization	4,958	4,326	9,929	8,815
Depreciation	1,998	1,785	4,099	3,701
Fair value and other adjustments on earnout liabilities	(10,403)	28	(10,472)	358

Total operating expenses	52,384	63,043	117,615	127,908
Equity in earnings of affiliates	599	441	1,024	1,189

Operating income	11,978	5,785	13,894	13,420

Non-operating income (expense)
Interest expense, net of interest income	(1,991)	(1,365)	(3,995)	(2,973)
Non-cash interest income related to interest rate swaps	—	—	—	286
Other income	—	394	—	394

Total non-operating expense	(1,991)	(971)	(3,995)	(2,293)

Income from continuing operations before income taxes	9,987	4,814	9,899	11,127
Income tax expense	(4,416)	(1,950)	(4,345)	(4,319)

Income from continuing operations	5,571	2,864	5,554	6,808
Discontinued operations, net of tax	(28)	(124)	(188)	(374)

Net income	5,543	2,740	5,366	6,434
Less: Net income attributable to redeemable noncontrolling interests	(626)	(168)	(280)	(387)

Net income attributable to The Dolan Company	$4,917	$2,572	$5,086	$6,047

Earnings per share – basic and diluted:
Income from continuing operations attributable to The Dolan Company	$0.16	$0.09	$0.18	$0.21
Discontinued operations attributable to The Dolan Company	—	—	(0.01)	(0.01)

Net income attributable to The Dolan Company	0.16	0.09	0.17	0.20
Decrease in redeemable noncontrolling interest in NDeX	—	0.05	—	0.08

Net income attributable to The Dolan Company common stockholders	$0.16	$0.14	$0.17	$0.28

Weighted average shares outstanding:
Basic	30,276	30,107	30,226	30,118

Diluted	30,356	30,211	30,307	30,252

The Dolan Company

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$5,543	$2,740	$5,366	$6,434
Loss from discontinued operations	28	124	188	374

Income from continuing operations	5,571	2,864	5,554	6,808
Distributions received from The Detroit Legal News Publishing, LLC	763	700	1,463	2,100
Distributions paid to holders of non-controlling interests	—	(438)	—	(474)
Gain on sale of investment	—	(394)	—	(394)
Non-cash operating activities:
Amortization	4,958	4,326	9,929	8,815
Depreciation	1,998	1,785	4,099	3,701
Equity in earnings of affiliates	(599)	(441)	(1,024)	(1,189)
Stock-based compensation expense	1,100	1,187	1,901	2,024
Deferred income taxes	3,713	28	3,713	28
Change in value of interest rate swap	—	—	—	(286)
Amortization of debt issuance costs	113	98	213	186
Non-cash fair value adjustment on earnout recorded in connection with acquisitions	(9,883)	28	(9,952)	358
Changes in operating assets and liabilities:
Accounts receivable and unbilled pass-through costs	8,255	(865)	8,225	(4,984)
Prepaid expenses and other current assets	2,202	821	1,273	3,200
Other assets	30	(34)	31	—
Accounts payable and accrued liabilities	38	(2,072)	(75)	(5,179)
Deferred revenue and other liabilities	(2,256)	(1,192)	(1,079)	(686)

Cash from operating activities – continuing operations	16,003	6,401	24,271	14,028
Cash from operating activities – discontinued operations	(207)	(163)	(231)	(212)

Net cash provided by operating activities	15,796	6,238	24,040	13,816

Cash flows from investing activities
Acquisitions and investments	(145)	(4,986)	(145)	(5,071)
Capital expenditures	(1,248)	(1,664)	(2,770)	(3,904)
Escrow payment received on sale of investment	—	394	—	394

Cash used in investing activities – continuing operations	(1,393)	(6,256)	(2,915)	(8,581)
Cash used in investing activities – discontinued operations	129	—	122	(7)

Net cash used in investing activities	(1,264)	(6,256)	(2,793)	(8,588)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	1,500	2,500	(2,200)	(1,300)
Payments on senior long-term debt	(1,250)	(1,250)	(2,500)	(2,500)
Payment on unsecured notes payable	(627)	(603)	(1,247)	(1,193)
Payment on capital leases	(84)	(48)	(183)	(101)
Net payments of deferred acquisition costs and earnouts	(14,400)	—	(14,400)	—
Payments for repurchase of common stock	—	—	—	(1,691)
Payments of deferred financing costs	—	—	(313)	—

Net cash used in financing activities	(14,861)	599	(20,843)	(6,785)

Net change in cash and cash equivalents	(329)	581	404	(1,557)
Cash and cash equivalents at beginning of the period	1,485	2,724	752	4,862

Cash and cash equivalents at end of the period	$1,156	$3,305	$1,156	$3,305